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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 24th day of October, 2001 by and between Qwest Communications International Inc., a Delaware corporation (the "Company"), and Joseph P. Nacchio (the "Executive").

                  WHEREAS, the Company and the Executive mutually desire to agree upon the terms of the Executive's continued employment with the Company and, in addition, to agree as to certain benefits of said employment.

                  NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and the Executive hereby agree as follows:

                  1. TERM OF EMPLOYMENT: Subject to the terms of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period beginning on the date hereof and ending at the close of business on December 31, 2005, unless terminated earlier as provided herein (the "Term"). Portions of this Agreement that by their terms provide or imply that they survive the end of the Term shall survive the end of the Term.

                  2. POSITION AND DUTIES:

         a. During the Term, the Executive shall serve as Chairman and Chief Executive Officer of the Company and shall have such duties, responsibilities, and authority as are customarily required of and given to a Chairman and Chief Executive Officer and such other duties and responsibilities commensurate with such position as the Board of Directors of the Company (the "Board") shall determine from time to time. Such duties, responsibilities, and authority shall include, without limitation, responsibility for the management, operation, strategic direction, and overall conduct of the business of the Company. The Executive shall perform his duties and responsibilities at the Company's offices in New Jersey; provided, however, that the Executive may, at the direction of the Board, be required to perform such duties and responsibilities up to four (4) days per week at the headquarters offices of the Company in Denver, Colorado. The Executive shall travel as reasonably required to perform his duties and responsibilities, provided that any such travel days shall reduce the number of days per week that the Executive will be required to work at the headquarters office in Denver, Colorado. For purposes of this Agreement, the term "employment" shall include the Executive's service to the Company in any capacity during the Term; provided the foregoing shall not change the positions to be held by the Executive.

         b. During the Term, while the Executive is employed by the Company, the Company shall use its best efforts to include the Executive in the Board's slate of nominees for election as directors at each annual meeting of the Company's shareholders and shall


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         recommend to the shareholders that the Executive be elected as a director of the Company.

         c. During the Term, the Executive shall devote substantially his full business time, energy, and ability to the business of the Company. The Executive shall report directly to the Board and shall perform his duties subject to the overall policies and directions of the Board. During the Term, all other employees of the Company shall report to the Executive and not directly to the Board.

         d. The Executive may (i) with express authorization of the Board, serve as a director or trustee of other for profit corporations or businesses which are not in competition with the business of the Company or the telecommunications business of any of its subsidiaries, or, to his knowledge, any other affiliate of the Company, present or future, provided that, if a directorship is approved and the Board later determines that the directorship would be with a competitive entity, it shall notify the Executive in writing and the Executive shall have a reasonable period of time to resign such directorship, (ii) serve on civic or charitable boards or committees, (iii) deliver lectures, fulfill speaking engagements, or teach at educational institutions (and retain any fees therefrom), and (iv) manage personal investments; provided, however, that the Executive may not engage in any of the activities described in this Paragraph 2(d) to the extent such activities materially interfere with the performance of the Executive's duties and responsibilities to the Company. As used in this Agreement, the term "affiliate" of the Company means any company controlled by, controlling, or under common control with the Company, whether through stock ownership or otherwise.

         e. Without the prior express authorization of the Board, the Executive shall not, directly or indirectly, during the Term (i) render services of a business, professional, or commercial nature to any other person or firm, whether for compensation or otherwise, or (ii) engage in any activity competitive with the business of the Company or the telecommunications business of any of its subsidiaries, present or future, or, to his knowledge, of any other affiliate of the Company, present or future, whether alone, as a partner, or as an officer, director, employee, member or holder (directly or indirectly, such as by means of a trust or option arrangement). The Executive may be an investor, shareholder, joint venturer, or partner (hereinafter referred to as "Investor"); provided, however, that his status as an Investor shall not (i) pose a conflict of interest, (ii) require the Executive's active involvement in the management or operation of such Investment (recognizing that the Executive shall be permitted to monitor and oversee the Investment), or (iii) materially interfere with the performance of the Executive's duties and obligations hereunder. For the purposes of clause (i) of the proviso to the preceding sentence, the Executive shall not be deemed to be subject to a conflict of interest merely by reason of the ownership of less than three percent (3%) of (i) the outstanding stock of any entity whose stock is traded on an established stock exchange or on the National Association of Securities Dealers Automated Quotation System or (ii) the outstanding stock, partnership interests or other form of equity interest of any venture fund, investment pool or similar investment vehicle that shall solicit investments on a "blind pool" basis.

                  3. COMPENSATION AND BENEFITS: During the Term, while the Executive is employed by the Company, the Company shall compensate the Executive for his services as set forth in this Paragraph 3. The Executive recognizes that during the Term of the Agreement, the Company reserves the right to change from time to time the terms and benefits of any welfare, pension, or fringe benefit plan of the Company, including the right to change any service provider, so long as such changes are also generally applicable to all executives of the Company; provided, however, that the Executive's minimum level of compensation and benefits as set forth in this Paragraph 3 will be preserved in the event of any such change.

         a. SALARY: Beginning January 1, 2002, the Company shall pay the Executive a base salary at an annual rate of One Million Five Hundred Thousand Dollars and No Cents ($1,500,000.00). Such salary shall be earned and shall be payable in periodic installments in accordance with the Company's payroll practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Board will review the Executive's salary at least annually and may increase (but not reduce) the Executive's annual base salary in its sole discretion. Once increased such base salary shall not be reduced. The base salary as so increased shall thereafter be treated as the Executive's base salary hereunder. Prior to January 1, 2002, the Executive's base salary shall continue to be paid at its existing rate.

         b. BONUS: The Executive shall be eligible to receive a bonus in accordance with the Company's bonus plans, as in effect from time to time. Beginning January 1, 2002, the Executive's target bonus payment shall be 250% of his base salary. The bonus, if any, shall be paid in the same form and manner and at or around the same time as such bonus payments are made to other senior executives of the Company. The foregoing shall not limit the Board in its sole discretion from giving Executive other bonuses. Prior to January 1, 2002, the Executive's target bonus payment shall remain at its existing level.

         c. SAVINGS AND RETIREMENT PLANS: The Executive shall be entitled to participate in all savings and retirement plans applicable generally to other senior executives of the Company, in accordance with the terms of such plans, as may be amended from time to time.

         d. WELFARE BENEFIT PLANS: The Executive and/or his family (including Class 2 dependents), as the case may be, shall be eligible to participate in and shall receive all benefits under the Company's welfare benefit plans and programs applicable generally to other senior executives of the Company (collectively, as amended from time to time, the "Company Plans"), in accordance with the terms of the Company Plans.

         e. VACATION: The Executive shall be entitled to paid vacation at a rate of twenty-five (25) days per calendar year during the Term in accordance with the plans, policies, and programs as in effect generally with respect to other senior executives of the Company, including the limitations, if any, on the carry-over of accrued but unused vacation time.

         f. TRAVEL: The Executive shall be entitled to fly first-class or business class, or to use the Company's aircraft when available and appropriate, for business travel, including travel between the business offices of the Company. The Company shall also pay the airfare of the Executive's family members with respect to travel, at reasonable frequencies, between the headquarters office of the Company in Denver, Colorado and the Executive's residence in New Jersey and shall, to the extent this payment shall constitute income to the Executive, pay the Executive an amount such that the Executive shall have no after tax cost for the deemed income and this gross up payment; provided that family members shall utilize available advance ticketing programs to the extent feasible in making such travel arrangements.

         g. BUSINESS CLUB MEMBERSHIPS: The Company shall pay the initiation fees and membership dues for the Executive at business clubs in the vicinity of the business offices of the Company approved by the Board from time to time to the same extent that the Company pays such fees and dues with respect to comparable business club memberships of other senior executives of the Company. To the extent the Company is not required to treat such fees and dues as income to the Executive it shall not do so and, to the extent it must treat such amounts as income to the Executive, it shall pay the Executive an amount such that the Executive shall have no after tax cost for the deemed income and this gross up payment.

         h. EXPENSES: The Company shall reimburse the Executive for reasonable expenses for parking at the business offices of the Company, cellular telephone usage, entertainment, travel, meals, lodging, and similar items incurred in the conduct of the Company's business, including meals and lodging of the Executive when performing his duties and responsibilities at the headquarters office of the Company in Denver, Colorado when he is not resident in the vicinity of such business office. Such expenses shall be reimbursed in accordance with the Company's expense reimbursement policies and guidelines. The Company shall also reimburse the Executive for reasonable attorney's fees and charges incurred in connection with the preparation and execution of this Agreement.

         i. RELOCATION: If the Executive relocates to the vicinity of the headquarters office of the Company in Denver, Colorado at any time prior to the termination of the Term and prior to his receipt from the Company of written notice of termination or non-renewal pursuant to Paragraphs 4(a), 4(b), or 4(f), the Company and the Executive shall discuss the types and amounts of relocation expenses of the Executive that will be paid or reimbursed by the Company.

         j. INDEMNIFICATION: To the fullest extent permitted by the indemnification provisions of the articles of incorporation and bylaws of the Company in effect as of the date of this Agreement and the indemnification provisions of the corporation statute of the jurisdiction of the Company's incorporation in effect from time to time (collectively, the "Indemnification Provisions"), and in each case subject to the conditions thereof, the Company shall, with regard to his past and future service, (i) indemnify the Executive, as a director and officer of the Company or a subsidiary of the Company or a trustee or fiduciary of an employee benefit plan of the Company or a subsidiary of the Company, or, if the Executive shall be serving in such capacity at the Company's written request, as a director or officer of any other corporation (other than a subsidiary of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or a subsidiary of the Company, against all liabilities and reasonable expenses that may be incurred by the Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or reimburse the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company, a director or officer of such other corporation or a trustee or fiduciary of such employee benefit plan. The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company.

                  4. TERMINATION: The Executive's employment with the Company during the Term may be terminated by the Company or the Executive only under the circumstances described in this Paragraph 4, and subject to the provisions of Paragraph 5.

         a. DEATH OR DISABILITY: The Executive's employment hereunder shall terminate automatically upon the Executive's death. If the Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 10th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 10-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive's material duties. For purposes of this Agreement, "Disability" shall mean any physical or mental condition which prevents the Executive, for a period of 180 consecutive days, from performing and carrying out his material duties and responsibilities with the Company.

         b. CAUSE: The Company may immediately terminate this Agreement for "Cause" by giving written notice to the Executive. Any one or more of the following events shall constitute "Cause":

                           (1) any willful misconduct with respect to the Company which is materially detrimental to the Company and its subsidiaries in the aggregate, including but not limited to theft or dishonesty (other than good faith expense account disputes);

                           (2) conviction of (or pleading nolo contendere to) a felony (other than (A) a traffic violation that is in most jurisdictions not classified as a felony and (B) a felony resulting from vicarious (rather than direct) liability arising out of his position as an officer or director of the Company);

                           (3) failure or refusal to attempt to follow the written directions of the Board within a reasonable period after receiving written notice; or

                           (4) gross continuous nonfeasance with regard to the Executive's duties, taken as a whole, which materially continue after a written notice thereof is given to the Executive.

         c. OTHER THAN DEATH OR DISABILITY OR CAUSE: The Company may terminate the Executive's employment for any reason other than Death, Disability, or Cause, subject to the provisions of Paragraph 5(c).

         d. TERMINATION BY EXECUTIVE FOR GOOD REASON: The Executive may terminate his employment for Good Reason upon written notice to the Company, and in such event, said employment termination shall be treated as termination by the Company for reason other than Death, Disability, or Cause under Paragraph 4(c). For purposes hereof, Good Reason shall mean:

                           (1) a diminution of the Executive's titles, offices, positions or authority, excluding for this purpose an action not taken in bad faith and which is remedied within twenty (20) days after receipt of written notice thereof given by the Executive;

                           (2) the assignment to the Executive of any duties inconsistent with the Executive's position (including status or reporting requirements), authority, or material responsibilities, or the removal of the Executive's authority or material responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within twenty (20) days after receipt of notice thereof given by the Executive;

                           (3) the failure by the Company to timely make any payment due hereunder or to comply with any of the material provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within twenty (20) days after receipt of notice thereof given by the Executive;

                           (4) the failure of the Company to cause this Agreement to be assumed by its successors or permitted assigns pursuant to Paragraph 11 hereof.

                           (5) occurrence of a Change of Control of the Company, which shall be deemed to have occurred upon (A) acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than Anschutz Company, The Anschutz Corporation, or any entity or organization controlled by Philip F. Anschutz (collectively, the Anschutz Entities"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then-outstanding shares of common stock of the Company ("Outstanding Shares") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors ("Voting Power") and (B) such beneficial ownership (as so defined) by such individual, entity or group of more than 20% of the Outstanding Shares or the Voting Power, as the case may be, shall then exceed the beneficial ownership (as so defined) by the Anschutz Entities of the Outstanding Shares or the Voting Power, respectively;

                           (6) the failure of the Company to elect or re-elect the Executive as a director of the Company or the removal of the Executive as a director;

                           (7) any person other than Philip F. Anschutz or the Executive serving in the position of Chairman of the Board; or

                           (8) the failure of the Company to maintain Directors' and Officers' insurance ("D&O Insurance") of at least $15 million in the aggregate.

         e. OTHER THAN GOOD REASON: The Executive may terminate his employment at any time without breaching this Agreement, subject to Paragraph 5(d) below.

         f. RESIGNATIONS: On and as of the date that the employment of the Executive by the Company shall terminate for any reason, the Executive shall resign from his position as a director and employee of the Company and from all other positions he holds as a director or employee of any subsidiary or affiliate of the Company.

         g. NON-RENEWAL OF TERM: Either party may elect not to renew this Agreement on the same or similar terms following the expiration of the Term. The parties agree to give the other party written notice of any such decision at least one-hundred-eighty (180) days prior to the expiration of the Term.

                  5. OBLIGATIONS OF THE COMPANY AND THE EXECUTIVE UPON
                     TERMINATION:

         a. DEATH OR DISABILITY: If the Executive's employment is terminated by reason of the Executive's Death or Disability during the Term, the Term shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than for (A) payment of the sum of (i) any base salary and bonus owed to the Executive through the date of termination (provided that for this purpose the amount of such bonus shall be calculated based on the number of days in the year through the date of termination, as well as any earned bonus for any complete year that theretofore had not been paid) and (ii) any other compensation earned through the date of termination but not yet paid or delivered to the Executive and any rights under Paragraph 6 ("Accrued Obligations"), and (B) payment of any amounts due pursuant to the terms of any applicable stock option (or other equity-based) plan of the Company or any welfare or pension benefit plan of the Company as of the date of termination or which by their specific terms extend beyond such date of termination, (C) subject to the terms of the applicable plans (or equivalent substitute(s) (on a fully grossed up after tax basis) if the plan(s) prohibit participation by ex-employees), continuation of the benefits provided in Paragraphs 3(c) and 3(d) of this Agreement for two years following the termination of the Executive's employment (or such shorter period as shall terminate on the date that the



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         Executive shall commence participation in a medical plan of a subsequent employer), (D) subject to the terms of the applicable plan, other than eligibility, retiree medical benefits for the lives of the Executive and his spouse at the time of termination of his employment and his dependents at the time of termination of his employment while they remain dependents, and (E) payments due, if any, and continuation of coverage (collectively, "Indemnification/Insurance Payments"), pursuant to the Indemnification Provisions and D&O Insurance. All such payments shall be paid to the Executive or his estate or beneficiary, as applicable.

         b. TERMINATION FOR CAUSE: If the Executive's employment is terminated by the Company for Cause, the Term shall terminate without further obligations to the Executive or his legal representatives under this Agreement on the date of such termination and no further payments or benefits of any kind, including salary and bonuses, shall be payable to the Executive, other than for (i) Accrued Obligations and (ii) the payments and benefits provided in Paragraph 5(f).

         If it is subsequently determined that the Company did not have Cause for termination, then the Company's decision to terminate shall be deemed to have been made under Paragraph 4(c), and the Executive shall be entitled to receive the amounts payable under Paragraph 5(c).

         c. OTHER THAN DEATH OR DISABILITY OR CAUSE: If the Company terminates the Executive's employment during the Term for any reason other than Death or Disability, or Cause, or the Executive terminates for Good Reason, the Term shall terminate on the date of such termination without further obligation to the Executive other than (A) Accrued Obligations (B) payment of any amounts due pursuant to the terms of any applicable stock option (or other equity-based) plan of the Company or any welfare or pension benefit plan of the Company as of the date of termination or which by their specific terms extend beyond such date of termination, (C) payment to the Executive, within thirty (30) days of the date of termination, of a lump sum equal to the product of two (2) times the sum of the Executive's then current base salary and target bonus, (D) subject to the terms of the applicable plans (or equivalent substitute(s) (on a fully grossed up after tax basis) if the plan(s) prohibit participation by ex-employees), continuation of the benefits provided in Paragraphs 3(c) and 3(d) of this Agreement for two years following the termination of the Executive's employment (or such shorter period as shall terminate on the date that the Executive shall commence participation in a medical plan of a subsequent employer), (E) subject to the terms of the applicable plan, other than eligibility, retiree medical benefits for the lives of the Executive and his spouse at the time of termination of his employment and his dependents at the time of termination of his employment while they remain dependents, and
         (F) payment of Indemnification/Insurance Payments. The Company shall be obligated to make the foregoing payments and to provide the foregoing benefits upon the Executive and the Company signing a mutual release of all claims against the other, substantially in the form attached as Exhibit A; such release shall not affect the Executive's rights (x) under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), (y) any conversion rights under any applicable life insurance policies and (z) any rights with respect to Indemnification/Insurance Payments.

         d. TERMINATION BY EXECUTIVE: If the Executive terminates his employment for any reason other than for Good Reason, as defined in Paragraph 4(d), the Term shall terminate without further obligation to the Executive on the date of such termination and no further payments or benefits of any kind, including salary and bonuses, shall be payable to the Executive, other than for (A) Accrued Obligations and (B) the payments and benefits provided in Paragraph 5(f).

         e. NON-RENEWAL OF AGREEMENT: If the parties do not renew this Agreement following the expiration of the Term, the Company shall not have any further obligation to the Executive, other than for (A) Accrued Obligations, (B) severance at the same level and terms as is given to other senior executives of the Company, (C) upon the Executive's execution of a mutual release substantially in the form attached as Exhibit A, and subject to the terms of the applicable plans (or equivalent substitute(s) (on a fully grossed up after tax basis) if the plan(s) prohibit participation by ex-employees), continuation of the benefits provided in Paragraphs 3(c) and 3(d) of this Agreement for two years following the termination of the Executive's employment (or such shorter period as shall terminate on the date that the Executive shall commence participation in a medical plan of a subsequent employer), (D) upon the Executive's execution of a mutual release substantially in the form attached as Exhibit A, subject to the terms of the applicable plan, other than eligibility, retiree medical benefits for the lives of the Executive and his spouse at the time of termination of his employment and his dependents at the time of termination of his employment while they remain dependents, and (E) the payments and benefits provided in Paragraph 5(f).

         f. EXCLUSIVE REMEDY: Except for the payments and benefits provided in this Paragraph 5, the Executive acknowledges and agrees that upon termination of the Term, he shall have no other claims against, and be entitled to no other payments or benefits from, the Company under this Agreement or pursuant to the Company's policies and plans, other than
         (A) the Executive's rights under COBRA, (B) any conversion rights under any applicable life insurance policies, (C) payment of any amounts due pursuant to the terms of any stock option (or other equity-based) plan of the Company or any welfare or pension benefit plan of the Company as of the date of termination or which by their specific terms extend such date of termination and (D) rights with respect to Indemnification/Insurance Payments. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The amounts due hereunder shall not be subject to offset.

                  6. SPECIAL TAX PROVISION:

         a. Anything in this Agreement to the contrary notwithstanding, in the event that the Executive receives any amount or benefit (collectively, the "Covered Payments") (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) that is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed) and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax") by reason of the application of Section 280G(b)(2) of the Code, the Company shall pay to the Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by the Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), the Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Paragraph 6 is that after the Executive pays federal, state and local income taxes and any payroll taxes, the Executive will be in the same position as if the Executive were not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Paragraph 6, and this Paragraph 6 shall be interpreted accordingly.

         b. Except as otherwise provided in Paragraph 6(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants or legal counsel (reasonably acceptable to the Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and the Executive) (the "Accountant"), deliver a written opinion to the Executive, reasonably satisfactory to the Executive's legal counsel, that, in the event such reporting position is contested by the Internal Revenue Service, there will be a more likely than not chance of success with respect to a claim that the Covered Payments (in whole or in part) do not constitute "parachute payments," represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountant); and the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

         c. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income.

         d.              (1)        (A) In the event that prior to the time
                                    the Executive has filed any of the
                                    Executive's tax returns for a calendar year in which Covered Payments are made, the Accountant determines, for any reason whatsoever, the correct amount of the Tax
                                    Reimbursement Payment to be less than the amount determined at the time the Tax
                                    Reimbursement Payment was made, the
                                    Executive shall repay to the Company, at the time that the amount of such reduction in the Tax Reimbursement Payment is determined by the Accountant, the portion of the prior
                                    Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income taxes imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology utilized to calculate the Tax
                                    Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in
                                    Section 1274(b)(2)(B) of the Code.

                                    (B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by the Executive of any of the Executive's tax returns for a calendar year in which Covered Payments are made, the Executive shall file at the request of the Company an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the Executive must pay on such interest and which the Executive is unable to deduct as a result of payment of the refund).

                                    (C) In the event the Executive receives a refund pursuant to (B) above and repays such amount to the Company, the Executive shall thereafter file for any refunds or credits that may be due to Executive by reason of the repayments to the Company. The Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if the Executive's claim for such refund or credit is denied.

                         (2) In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time a Tax Reimbursement

                                    Payment was made (including by reason of any payment the existence or amount of which could not be determined at the time of the earlier Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

                         (3) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Paragraph 6, subject to the second sentence of subparagraph
                                    (1)(C) above, Executive shall permit the Company to control issues related to this Paragraph 6 (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

                         (4) With regard to any initial filing for a refund or any other action required pursuant to this Paragraph 6 (other than by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the Executive's sole discretion.

         e. The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth day following the determination by the Accountant, and any payment made after such fifth day shall bear interest at the rate provided in Code Section 1274(b)(2)(B) to the extent and for the period after such fifth day that Executive has an obligation to make payment or estimated payment of the Excise Tax. The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder with respect to Covered Payments paid or payable in any calendar year; if the Accountant's determination is not delivered within ninety (90) days after Covered Payments are paid or distributed, the Company shall pay the Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The Company may withhold from the Tax Reimbursement Payment and deposit into applicable taxing authorities such amounts as they are required to withhold by applicable law. To the extent that the Executive is required to pay estimated or other taxes on amounts received by the Executive beyond any withheld amounts, the Executive shall promptly make such payments. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

         f. The Company shall be responsible for (i) all charges of the Accountant, (ii) if subparagraph (e) is applicable, the reasonable charges for the opinion given by the Executive's legal counsel, and
         (iii) all reasonable charges in connection with the preparation and filing of any amended tax returns on behalf of the Executive requested by the Company, required hereunder, or required by applicable law. The Company shall gross-up for tax purposes any income to the Executive arising pursuant to this subparagraph (f) so that the economic effect to the Executive is the same as if the benefits were provided on a non-taxable basis.

         g. The Executive and the Company shall mutually agree on and promulgate further guidelines in accordance with this Paragraph 6 to the extent that, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Paragraph 6(d)(1)(C).

                  7. CONFIDENTIAL INFORMATION: During and after the Term, the Executive agrees that he shall not use or disclose any Confidential Information relating to the Company or any of its subsidiaries or other affiliates of the Company, present and future, and their respective businesses, which shall have been obtained by the Executive during his employment by the Company or any of its subsidiaries or other affiliates of the Company and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement), provided that the Executive may, (a) while employed by the Company, disclose such information, knowledge, or data as he in good faith deems appropriate, and (b) otherwise comply with legal process, so long as the Executive gives prompt notice to the Company of any required disclosure and reasonably cooperates (without being required to incur any expense or subject himself to sanction or penalty) with the Company if the Company determines to oppose, challenge, or quash the legal process. "Confidential Information" consists of any oral or written information not generally known outside of the Company and its subsidiaries and affiliates, including without limitation, trade secrets, intellectual property, software and documentation, customer information (including, without limitation, customer lists), company policies, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger and acquisition plans, marketing plans, corporate financial information, information related to negotiations with third parties, information protected by privileges (such as the attorney-client privilege), internal audit reports, contracts and sales proposals, training materials, employment records, performance evaluations, and other sensitive information. This provision is not intended, and shall not be interpreted, to limit or reduce any confidentiality obligations the Executive otherwise owes the Company under applicable law.

                  8. NONSOLICITATION: The Executive agrees that during the Term of this Agreement and for a period of one (1) year following the termination of the Term, he will not, directly or indirectly, knowingly, whether alone or with others, solicit any employee of the Company or any of its subsidiaries or other affiliates, present or future (while an affiliate) who is being compensated at a rate of Fifty Thousand Dollars ($50,000.00) or more, to leave the employment of such company or to work for any individual or firm then in competition with the business of the Company or any of its subsidiaries or other affiliates, present or future. The Executive understands and agrees that his agreement not to solicit means, among other things, that he may not have any part in hiring anyone who is an employee of the Company or its subsidiaries or affiliates, even if the Executive is contacted by the employee first. The Executive further understands and agrees that for purposes of this nonsolicitation paragraph, employees of the Company or its subsidiaries or affiliates shall mean persons who are or were employed by the Company or its subsidiaries or affiliates at the relevant time or during the six months preceding the relevant time. The Executive may give references with respect to such employees.

                  9. NONCOMPETITION: The Executive agrees that during the Term of this Agreement and for a period of one (1) year following the termination of the Term for any reason, he will not directly or indirectly, whether as principal, agent, officer, director, employee, consultant, partner, shareholder, or otherwise, alone or with others, engage in any activity competitive with the business of the Company or the telecommunications business of any of its subsidiaries or affiliates, present or future. The foregoing shall not be violated by the Executive owning less than three percent (3%) of the outstanding equity or debt securities of any entity. In addition to any and all other remedies available to the Company, if the Executive breaches his obligations set forth in this Paragraph 9 he shall forfeit and shall not be entitled to any Company benefits or stock options, vested or unvested. The Executive agrees that the restrictions set forth in this Paragraph 9 are necessary and reasonable to protect the Company's business and the Executive represents that these restrictions will not prevent him from earning a livelihood.

                  10.      REMEDIES:

                  a. The Executive agrees that in addition to any other remedy available to the Company pursuant to statute, common law or this or any other agreement, and notwithstanding any agreement regarding alternative dispute resolution that the Executive and the Company enter into now or in the future, the Company may seek injunctive relief from a court to enforce the confidentiality, nonsolicitation, and/or noncompete provisions set forth in Paragraphs 7, 8, and 9 above, pending any decision on the merits by an arbitrator. The Executive agrees that the remedies as provided for in this Agreement supersede all prior inconsistent agreements into which he has entered, including without limitation, any agreements or provisions found in prior stock option agreements.

                  b. If a court or arbitrator determines that any provision of this Agreement is too broad, the Executive and the Company agree that the court or arbitrator should modify the provision to the extent (but not more than) necessary to make the provision enforceable. All other provisions of the Agreement shall be enforceable as drafted.

                  11. SUCCESSORSHIP: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall be limited to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to the Executive this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations hereunder.

                  12.      ARBITRATION:

         a. Any and all controversies, claims, or disputes arising out of or in any way relating to this Agreement, Executive's employment with the Company, or the termination thereof, shall be resolved by final and binding arbitration in New York, New York before a single arbitrator in accordance with the applicable rules and procedures of the American Arbitration Association (the "AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within eighteen (18) months after the occurrence of the facts giving rise to any such controversy, claim, or dispute. The Federal Arbitration Act, 9 U. S.C. Sections 1-16, as it may be amended from time to time, shall govern the arbitrability of all claims, and the arbitrator shall decide all issues relating to arbitrability. The costs of such arbitration, including the arbitrator's fees, shall be split evenly between the parties to the arbitration. Each party to the arbitration shall be responsible for the payment of its own attorneys' fees, provided that, if the Executive prevails as to any matter in any such arbitration, the Company shall pay the reasonable attorneys' fees incurred by the Executive in connection with those matters on which he prevails, in an amount to be determined by the arbitrator.

         b. Claims covered by this agreement to arbitrate include, but are not limited to, claims sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under the Age Discrimination in Employment Act of 1967, as amended; claims under 42 U.S.C. sections 1981, 1981a, 1983, 1985, or 1988;
         claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Rehabilitation Act of 1973, as amended; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Employee Retirement Income Security Act of 1974, as amended; claims under the Colorado Anti-Discrimination Act; or claims under any other similar federal, state, or local laws or regulations, whenever brought or amended. The only legal claims between Executive and the Company that are not included within this agreement for arbitration are claims by the Executive for workers' compensation or unemployment compensation benefits.

         c. The Executive recognizes and acknowledges that he is voluntarily, knowingly and intelligently waiving any right he may otherwise have to seek remedies in court or other forums, including the right to a jury trial. The Company likewise recognizes and acknowledges that it is voluntarily, knowingly and intelligently waiving any right it might otherwise have to seek remedies against Executive in court or other forums, including the right to a jury trial.

         d. All arbitration proceedings will be confidential. The arbitrator's decision and award shall be final and binding, as to all claims that were, or could have been, raised in the arbitration, and judgment upon the award rendered by the arbitrator may be entered to any court having jurisdiction thereof. The arbitrator's award shall be in writing and shall reveal the essential findings and conclusions on which the award is based.

                  13. GOVERNING LAW: The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of New York without regard to principles of conflict of laws.

                  14. SAVINGS CLAUSE: If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

                  15. WAIVER OF BREACH: No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

                  16. MODIFICATION: No provision of this Agreement may be amended, modified, or waived except by written agreement signed by the parties hereto.

                  17. ASSIGNMENT OF AGREEMENT: The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement to any person or entity; provided, however, that payments may be made to the Executive's estate or beneficiaries as expressly set forth herein. If the Executive dies before all amounts owed to him from the Company have been paid, such amounts owing shall be paid to the Executive's estate or beneficiaries.

                  18. ENTIRE AGREEMENT: This Agreement is an integrated document and constitutes and contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral, concerning the subject matter hereof.

                  19. CONSTRUCTION: Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions and shall have no force or effect.

                  20. NOTICES: Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the facsimile phone numbers or addresses set forth below (or at such other numbers or addresses as shall be specified by the parties by like notice). Such notices, demands, claims, and other communications shall be deemed given:

         a. in the case of delivery by overnight service with guaranteed next day delivery, such next day or the day designated for delivery;

         b. in the case of certified or registered United States mail, five days after deposit in the United States mail; or

         c. in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone, or otherwise; and

         d. in the case of personal delivery, when received.

         Communications that are to be delivered by facsimile or by the United States mail or by overnight service are to be delivered to the facsimile phone numbers or addresses set forth below:

                  (1)      To the Company:

                           Qwest Communications International Inc.
                           1801 California Street
                           Denver, Colorado 80202
                           Attention:  General Counsel

                           Facsimile:  (303) 296-2782

                  (2)      To the Executive:

                           Joseph P. Nacchio

                           At the address and/or facsimile number maintained in the Company's business records.


Each party, by written notice furnished to the other party, may modify the acceptable delivery number or address, except that notice of such a change of number or address shall be effective only upon receipt. In the event that the Company is aware that the Executive is not at the location when notice is being given, notice shall be deemed given when received by the Executive, whether at the aforementioned location or at another location.

                  21. TAX WITHHOLDING: The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  22. REPRESENTATION: The Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the Company as to its contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

                  IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound, have executed this Agreement on the day and year first above written.



                                      QWEST COMMUNICATIONS INTERNATIONAL INC.



                                      By:      /S/ PHILIP F. ANSCHUTZ
                                         ---------------------------------------
                                               Name: Philip F. Anschutz
                                               Title: Chairman of the Board


                                      JOSEPH P. NACCHIO


                                               /S/ JOSEPH P. NACCHIO
                                      ------------------------------------------